Exhibit 99.1

contact: Donald A. Nunemaker	corporate investor relations
Chief Operating Officer	5333 15th Ave. South, Seattle, WA 98108
(415) 331-5281	(206) 762-0993
www.stockvalues.com

NEWS RELEASE

JET ENGINE INDUSTRY VETERAN JOINS BOARD OF WILLIS LEASE FINANCE

SAUSALITO, CA – July 1, 2003—Willis Lease Finance Corporation (Nasdaq: WLFC), a leading lessor of commercial jet engines, today announced that W. William Coon, formerly an executive with GE Aircraft Engines, has joined the company’s Board of Directors following the resignation of Hans Jörg Hunziker.  Mr. Coon, and formerly Mr. Hunziker, holds the Board seat which is nominated by SAirGroup affiliate, FlightTechnics, LLC, as part of the November 2000 transaction which resulted in FlightTechnics, LLC acquiring a 15% ownership stake in WLFC.

“Bill Coon’s expertise in the aviation industry, especially his many years of experience in product support and leasing to customers acquiring and operating jet engines, make him an excellent addition to our Board of Directors,” stated Charles F. Willis, President and CEO.

Coon currently serves as President, CEO and Director of SR Technics America, as well as Director of several of its subsidiaries.  SR Technics America is a subsidiary of SAirGroup.  Previously, he spent 34 years at GE Aircraft Engines (GEAE), a division of General Electric (NYSE: GE), where he served in numerous management positions.  Prior to retiring from GEAE in 2000, Coon was General Manager for Small Commercial Engine Services.  From 1984 to 1998 he served as Director of Product Support, where he was responsible for supplying global services to the company’s regional airline customers.

Mr. Coon holds a Bachelor of Science degree in Aeronautical Engineering from the University of Michigan and a Masters in Business Administration from Xavier University.  He currently resides in Andover, Massachusetts with his wife, Sharon.

Coon is a Class I Director and his term expires at the WLFC 2005 Annual Meeting of shareholders.

About Willis Lease Finance

Willis Lease Finance Corporation leases spare commercial aircraft engines, rotable parts and aircraft to commercial airlines, aircraft engine manufacturers and overhaul/repair facilities.  These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines.

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